Exhibit 5.1

Albuquerque
boise
Denver
Las Vegas
Los Angeles
Los Cabos
Orange County
3883 Howard Hughes Parkway	Phoenix
Suite 1100	PORTLAND
Las Vegas, NV 89169	RENO
702.784.5200	Salt Lake City
702.784.5252 (Fax)	SAN DIEGO
www.swlaw.com	SEATTLE
Tucson
Washington DC

January 25, 2021

Cryoport, Inc.

112 Westwood Place, Suite 350

Brentwood, TN 37027

Ladies and Gentlemen:

We have acted as Nevada counsel to Cryoport, Inc., a Nevada corporation (the “Company”), in connection with the sale and issuance of 4,356,059 shares of the Company’s common stock, par value $0.001 per share (including 568,181 shares sold pursuant to the exercise of an over-allotment option) (the “Underwritten Shares”), pursuant to (i) the Registration Statement on Form S-3 (File No. 333-251354), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 15, 2020 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a base prospectus, dated December 15, 2020 (the “Base Prospectus”); and (ii) the final prospectus supplement, dated January 20, 2021, relating to the offer and sale of the Underwritten Shares and filed with the Commission pursuant to Rule 424(b) of the Securities Act (together with the Base Prospectus, the “Prospectus”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

A.	the Company’s Amended and Restated Articles of Incorporation, as amended to date, including the Company’s Certificate of Designation, designating the Company’s 4.0% Series C Convertible Preferred Stock, as certified by the Secretary of State of the State of Nevada on January 22, 2021;

B.	the Company’s Amended and Restated Bylaws, as certified to us as of the date hereof pursuant to the Officer’s Certificate (as defined below);

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

Cryoport, Inc.

January 25, 2021

C.	the Registration Statement, together with the exhibits filed as part thereof or incorporated therein by reference;

D.	the Prospectus, together with the exhibits filed as a part thereof or incorporated therein by reference;

E.	an executed copy of the underwriting agreement, dated January 20, 2021, by and among the Company, on the one hand, and Morgan Stanley & Co. LLC, Jefferies LLC, SVB Leerink LLC and UBS Securities LLC, as representatives of the underwriters named in Schedule I thereto (collectively, the “Underwriters”), on the other hand;

F.	a specimen certificate evidencing the Company’s common stock;

G.	the written notice from the Underwriters, dated January 21, 2021, regarding the full exercise by the Underwriters of their over-allotment option pursuant to the Underwriting Agreement to purchase an additional 568,181 shares of the Company’s common stock;

H.	the Officer’s Certificate of Robert Stefanovich, Chief Financial Officer of the Company (the “Officer’s Certificate”);

I.	the certificate of good standing for the Company, dated January 19, 2021, issued by the Secretary of State of the State of Nevada and a bringdown verification thereof, dated January 25, 2021 (the “Good Standing Certificate”);

J.	the action by written consent of the Company’s board of directors provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Registration Statement and the authorization, issuance and sale of the Underwritten Shares pursuant to the Registration Statement and the Prospectus; and (ii) the Underwriting Agreement, and other actions with regard thereto;

K.	the resolutions of the pricing committee of the Company’s board of directors provided to us by the Company, authorizing the execution and delivery of the Underwriting Agreement and the pricing terms of the Underwritten Shares; and

L.	such other documents we deemed necessary in order to issue the opinions below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Cryoport, Inc.

January 25, 2021

We are admitted to practice law in the State of Nevada, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes, as in effect on the date hereof.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Nevada, we have relied solely upon the Good Standing Certificate.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.                The Company is a corporation validly existing, in good standing, under the laws of the State of Nevada.

2.                The Underwritten Shares to be issued and sold by the Company pursuant to the Underwriting Agreement, when issued and delivered by the Company pursuant to the terms of the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K, dated January 25, 2021, filed by the Company and further consent to all references to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder. In rendering the opinions set forth above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters.

Cryoport, Inc.

January 25, 2021

This opinion is intended solely for use in connection with the issuance and sale of the Underwritten Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Very truly yours,

/s/ Snell & Wilmer L.L.P.